STOCK EXCHANGE AGREEMENT

        Agreement dated as of April 26, 2000 between Mr. Edward DeFeudis ("EDDF") on the one hand, and MAS Capital Inc. ("MASC").

1.        THE EXCHANGE.

1.1         Exchange Subject to the Terms and Conditions of this Agreement. At the Closing to be held as provided in Section 2, MASC shall deliver the MAS X Shares (defined below), free and clear of all Encumbrances other than restrictions imposed by Federal and State securities laws. EDDF shall deliver HFCI Shares (defined below) to MASC, free and clear of all Encumbrances without any restrictions.

1.2         Exchange Ratio. EDDF will deliver 315,000 shares of common stock of Home Financing Centers, Inc. (“HFCI”)(“HFCI Shares”) to MASC for 8,250,000 shares of MAS Acquisition X Corp. (“MAS X”), representing approximately 96.8% of the issued and outstanding common shares of MAS X (the “MAS X Shares”).

1.3         Third Party, EDDF has entered into a separate agreement with HFCI in which HFCI shall acquire 8,250,000 MAS X Shares from EDDF.

2.         THE CLOSING.

2.1        Place and Time. The closing of the sale the MAS X Shares (the “Closing”) shall take place at the office of MAS Acquisition X Corp., on later than the close of business (Central time) on or before May 15, 2000 or at such other place, date and time as the parties may agree in writing.

2.2         Deliveries by MASC. At the Closing, the MASC shall deliver the following to HFCI for the benefit of EDDF:

1.        Certificates representing the MAS X Shares, duly endorsed for transfer to HFCI and accompanied by appropriate guaranteed stock powers; MASC shall deliver to HFCI at the Closing, a certificate representing the MAS X Shares registered in the name of HFCI (without any legend or other reference to any Encumbrance other than appropriate federal securities law limitations).

2.         All other documents, instruments and writings required by this Agreement to be delivered by MASC at the Closing and any other documents or records relating to MAS X’s business reasonably requested by EDDF in connection with this Agreement.

2.3         Deliveries by EDDF. At the Closing, EDDF shall deliver the following to MASC: 1.         Certificates representing the HFCI Shares, duly endorsed for transfer to MASC and accompanied by appropriate guaranteed stock powers; EDDF shall deliver to MASC at the Closing, a certificate representing the HFCI Shares registered in the name of MASC (without any legend or other reference to any Encumbrance).

2.         All other documents, instruments and writings required by this Agreement to be delivered by EDDF at the Closing.

3.         CONDITIONS TO EDDF'S OBLIGATIONS.

        The obligations of EDDF to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by EDDF:

3.1        No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits HFCI’s acquisition of the MAS X Shares or that will require any divestiture as a result of HFCI’s acquisition of the MAS X Shares or that will require all or any part of the business of HFCI to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on HFCI or MAS X if this Agreement is consummated shall be pending.

3.2         Representations, Warranties and Agreement. (a) The representations and warranties of MASC set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) MASC shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

3.3         Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of HFCI's acquisition of the MAS X Shares shall have been obtained and shall be in full force and effect.

3.4         Resignations of Director. Effective on the Closing Date, all of officers and directors shall have resigned as an officer, director and employee of MAS X.

4.         CONDITIONS TO MASC'S OBLIGATIONS.

        The obligations of MASC to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by MASC:

4.1         No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits HFCI’s acquisition of the MAS X Shares or that will require any divestiture as a result of EDDF’s acquisition of the MAS X Shares or that will require all or any part of the business of HFCI or MAS X to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on HFCI or MAS X if this Agreement is consummated shall be pending.

4.2        Representations, Warranties and Agreements. (a) The representations and warranties of EDDF set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) EDDF shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

4.3         Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of HFCI's acquisition of the MAS X Shares shall have been obtained and shall be in full force and effect.

5.         REPRESENTATIONS AND WARRANTIES OF MASC.

        MASC represents and warrants to EDDF that, to the knowledge of MASC, and except as set forth in an MAS X Disclosure Letter:

5.1         Authorization. MASC is a corporation duly organized, validly existing and in good standing under the laws of the state of Indiana. This Agreement constitutes a valid and binding obligation of MASC, enforceable against it in accordance with its terms.

5.2         Capitalization. The authorized capital stock of MAS X consists of 80,000,000 authorized shares of stock, par value $.001, and 20,000,000 preferred shares, par value $.001, of which 8,519,800 common shares are presently issued and outstanding. No shares have been registered under state or federal securities laws. As of the closing Date there will not be any outstanding warrants, options or other agreements on the part of MAS X obligating MAS X to issue any additional shares of common or preferred stock or any of its securities of any kind.

5.3         Ownership of MAS X Shares. The delivery of certificates to HFCI provided in Section 2.2 will result in HFCI’s immediate acquisition of record and beneficial ownership of the MAS X Shares, free and clear of all Encumbrances subject to applicable State and Federal securities laws.

5.4         Consents and Approvals of Governmental Authorities. Except with respect to applicable State and Federal securities laws, no consent, approval or authorization of, or declaration, filing or registration with, any Government Body is required to be made or obtained by MAS X or HFCI or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by MAS X or the consummation of the sale of the MAS X Shares to HFCI.

5.5         Financial Statements. MAS X has delivered to EDDF the balance sheet of MAS X as at March 31, 1999 and December 31, 1999, and statements of income and changes in financial position for the fiscal years then ended and the period from inception to the period then ended, together with the report thereon of MAS X’s independent accountant (the “MAS X Financial Statements”). The MAS X Financial Statements are accurate and complete in accordance with generally accepted accounting principles. The independent accountants for MAS X will furnish any and all work papers required by HFCI and will sign any and all consent required to be signed to include the financial statements of HFCI in any subsequent filing by HFCI.

5.6         Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving MAS X which is likely to have a material adverse effect on the business or financial condition of MAS X.

5.7         Absence of Certain Changes. Since the date of the MAS X Financial Statements, MAS X has not:

1.         suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of MAS X or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2.         made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

3.         issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

4.         organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business;

5.         borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

6.         paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

7.         prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

8.         canceled any material debts or waived any material claims or rights, except in the ordinary course of business; 9.         disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

10.         granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

11.         purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

12.         made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $100,000 in the aggregate;

13.         written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

14.         written down or been required to write down any inventory in an aggregate amount in excess of $2,000;

15.         entered into any collective bargaining or union contract or agreement; or

16.         other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of MAS X.

5.8         No Material Adverse Change. Since the date of the MAS X Financial Statements, there has not been any material adverse change in the business or financial condition of MAS X.

5.9         Brokers or Finders. MASC has not employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions or similar payments in connection with the sale of the MAS X Shares to EDDF.

6.         REPRESENTATIONS AND WARRANTIES OF EDDF.

        EDDF represents and warrants to MASC that, to the Knowledge of EDDF (which limitation shall not apply to Section 6.3), Such representations and warranties shall survive the Closing for a period of two years.

6.1         Organization of HFCI; Authorization. HFCI is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver the Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of EDDF and this Agreement constitutes a valid and binding obligation of EDDF; enforceable against it in accordance with its terms.

6.2         Capitalization. The authorized capital stock of HFCI consists of 50,000,000 authorized shares of common stock of which 17,030,000 shares are presently issued and outstanding.

6.3         Ownership of HFCI shares. The delivery of certificates to MASC provided in Section 2.2 will result MASC’s immediate acquisition of record and beneficial ownership of the HFCI Shares, free and clear of all Encumbrances.

6.2         No Conflict as to HFCI and Subsidiaries. Neither the execution and delivery of this Agreement will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of HFCI or any of its subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of HFCI or any of its Subsidiaries under, any material agreement or commitment to which HFCI or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of HFCI or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to HFCI or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section 6.4, for such matters which are not likely to have a material adverse effect on the business or financial condition of HFCI and its Subsidiaries, taken as a whole.

6.4         Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by HFCI or any of either of their Subsidiaries in connection with the execution, delivery and performance of this Agreement by HFCI.

6.5         Other Consents. No consent of any Person is required to be obtained by MAS X or HFCI to the execution, delivery and performance of this Agreement including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of MAS X or HFCI.

6.6         Financial Statements. After closing, EDDF ackwledge and agrees that within 15 days from the effective date of this agreement, EDDF shall have caused HFCI to file on Form 8-K which includes two years of audited and unaudited consolidated financial statements of HFCI. Such HFCI Financial Statements and notes shall fairly present the financial condition and results of operations of HFCI and its Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto, and shall be utilizable in any SEC filing in compliance with Rule 310 of Regulation S-B promulgated under the Securities Act.

6.7         Brokers or Finders. EDDF has not employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions or similar payments in connection with the purchase of the MAS X Shares.

7.         CONDUCT OF MAS X'S BUSINESS PRIOR TO THE CLOSING. MASC shall use its best efforts to ensure the following:

7.1         Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, MAS X shall cause conduct its business in all material respects in the ordinary course.

7.2         Business Organization. Between the date of this Agreement and the Closing Date, MAS X shall (a) preserve substantially intact the business organization of MAS X; and (b) preserve in all material respects the present business relationships and good will of MAS X.

7.3         Corporate Organization. Between the date of this Agreement and the Closing Date, MAS X shall not cause or permit any amendment of its certificate of incorporation or by-laws (or other governing instrument) and shall not:

1.         issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;

2.         create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities;

3.         reclassify, split up or otherwise change any of its Equity Securities; be party to any merger, consolidation or other business combination;

4.         sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to the business or financial condition of MAS X except in the ordinary course of business; or

5.         organize any new Subsidiary or acquire any Equity Securities of any Person or any equity or ownership interest in any business.

7.4 Other Restrictions. Between the date of this Agreement and the Closing Date, MAS X shall not:

1. borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;

2. create any material Encumbrance on any of its material properties or assets;

3. increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;

4.         create or material modify any material bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);

5.         make any capital expenditure or acquire any property or assets;

6.         enter into any agreement that materially restricts EDDF, MAS X or any of their Subsidiaries from carrying on business;

7.         pay, discharge or satisfy any material claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business liabilities or obligations reflected in the MAS X Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the MAS X Financial Statements; or

8.         cancel any material debts or waive any material claims or rights.

8.         DEFINITIONS.

        As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.

8.1         "Business Day" = Any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

8.2         "Code" = The Internal Revenue Code of 1986, as amended.

8.3        “Encumbrances” = Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws.

8.4         "Equity Securities" = See Rule 3aB11B1 under the Securities Exchange Act of 1934.

8.5         "ERISA" = The Employee Retirement Income Security Act of 1974, as amended.

8.6         “Governmental Body” = Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof.

8.7         "Knowledge" = Actual knowledge, after reasonable investigation.

8.8         "Person" = Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

8.9         “Subsidiary” = With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation’s Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

9.         TERMINATION

9.1         Termination. This Agreement may be terminated before the Closing occurs only as follows:

1.         By MASC at any time on or before May 5, 2000, if 315,000 HFCI Shares is not received by MASC at MASC's brokerage account.

2.         By EDDF, by notice to MASC at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

3.         By MASC, by notice to EDDF at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

9.2         Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall terminate without any liability or further obligation of any party to another.

10.        NOTICES. All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice to the other parties).

        (a)        If to EDDF:
                        c/o Mr. Edward DeFeudis
                        Home Financing Centers, Inc.
                        112-114 Burrill Street
                        Swampscott, MA 01907
                        Phone: (781) 596-1992
                        Facsimile No.: (781) 598-5981

        (b)         If to MASC:
                        1710 E. Division St.
                        Evansville, IN 47711
                         Facsimile No.: (812) 479-7266
                        Attention: Aaron Tsai, President
11.        MISCELLANEOUS.

11.1         Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its bligations hereunder.

11.2         Captions. The captions in this Agreement are for the convenience of reference only and shall not be given any effect in the interpretation of this agreement.

11.3         No Waiver. The failure of a party to insist upon strict adherence to any term of his Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

11.4         Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

11.5         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

11.6         Governing Law, Venue. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Indiana, without regard to the conflicts of law principles thereof. Venue for any cause of action brought to enforce any part of this Agreement shall be in Indiana.

11.7         Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other, provided that, after the Closing, no consent of MAS X or the MASC shall be needed in connection with any merger or consolidation of MAS X with or into HFCI.

        IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by themselves or by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

Mr. Edward DeFeudis

/s/ Edward DeFeudis
By: Edward DeFeudis, Personally

MAS CAPITAL, INC.

/s/ Aaron Tsai
By: Aaron Tsai, President